UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/15/2009

Encorium Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-21145

Delaware	56-1668867
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

400 Berwyn Park
899 Cassatt Road, Suite 115
Berwyn, PA 19312
(Address of principal executive offices, including zip code)

610-989-4208
(Registrant’s telephone number, including area code)

One Glenhardie Corporate Center,
1275 Drummers Lane, Suite 300, Wayne, Pennsylvania 19807
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On Septemebr 21, 2009, the Company announced that on September 15, 2009 it received a NASDAQ Staff Deficiency Letter from The NASDAQ Stock Market. The NASDAQ Letter states that for the last 30 consecutive business days, the closing bid price per share for the Company's common stock has been below the $1.00 minimum per share requirement for continued inclusion under NASDAQ Marketplace Rule 5550(a)(2).
In accordance with NASDAQ Marketplace Rule 5810(c)(3)(A), the Company will be provided 180 calendar days, or until March 15, 2010, to regain compliance by maintaining a closing bid price per share of $1.00 or higher for a minimum of 10 consecutive business days. If the Company is unsuccessful in meeting the minimum bid requirement during this initial compliance period, the Company will receive written notification from NASDAQ that its securities are subject to delisting, and at that time the Company may appeal the delisting determination to a Hearing's Panel. Alternatively, the Company may be eligible for an additional grace period of 180 calendar days if the Company meets the initial listing standards, with the exception of bid price, for The NASDAQ Capital Market.

The Press Release is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

(d)
99.1 Press Release dated September 21, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Encorium Group, Inc.

Date: September 21, 2009	By:	/s/ Philip L. Calamia
Philip L. Calamia
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release dated Septmeber 21, 2009